UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2025

RACKSPACE TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39420	81-3369925
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

19122 US Highway 281N, Suite 128
San Antonio, Texas 78258
(Address of principal executive offices, including zip code)

1-800-961-4454
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	RXT	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Transition

On September 2, 2025, Rackspace Technology, Inc. (the “Company” or “Rackspace”) announced that its board of directors (the “Board”) has appointed Gajen Kandiah as Chief Executive Officer (“CEO”) of the Company, effective September 3, 2025. Mr. Kandiah will succeed Amar Maletira, whose employment with the Company will end on September 3, 2025. Thereafter, Mr. Maletira will serve as non-employee Vice Chairman of the Board until September 30, 2025, at which point he will step down from the Board. The Board also elected Mr. Kandiah as a director of the Board upon his commencement of employment.

Mr. Kandiah, age 58, spent over 4 years with Hitachi Rail as President and Chief Operating Officer of Hitachi Digital from February 2023 through April 2025, Executive Chairman of Hitachi Digital Services from October 2023 through April 2025, Chairman of Hitachi Cyber from January 2024 through April 2025, Chief Executive Officer of Hitachi Vantara from July 2020 through October 2023, and various other roles related to the orchestration of the collective domain expertise and digital capabilities of group companies of Hitachi Rail, including Hitachi Digital Services, Hitachi Vantara and GlobalLogic. Prior to Hitachi Rail, Mr. Kandiah spent over 15 years with Cognizant, where he held various roles, including as President, Digital Business & Engineering, from October 2015 through June 2019. In addition, Mr. Kandiah also serves on multiple private company boards.

Except as otherwise disclosed in this current report, there are no arrangements or understandings between Mr. Kandiah, on the one hand, and any other person, on the other hand, pursuant to which Mr. Kandiah was selected as an officer of the Company. Additionally, there are no family relationships between Mr. Kandiah and any director, executive officer or nominees thereof of the Company. There are no related party transactions between the Company and Mr. Kandiah that would require disclosure under Item 404(a) of Regulation S-K.

Employment Agreement

In connection with his appointment as CEO, the Company has entered into an employment agreement (the “Employment Agreement”) with Mr. Kandiah setting forth the terms of his employment and compensation. Pursuant to the Employment Agreement, Mr. Kandiah will receive an annual salary of $1,000,000 and be eligible for a bonus with a target of 150% of salary, with a pro-rated target amount paid for 2025. Mr. Kandiah will also be granted one-time equity awards, consisting of 4,000,000 restricted stock units and 6,000,000 stock options, each vesting over 4 years.

The Employment Agreement also provides that in the event Mr. Kandiah’s employment is terminated by Rackspace without “Cause” or he voluntarily resigns for “Good Reason” (each as defined in the Employment Agreement), and he signs and does not revoke a release, Mr. Kandiah will be eligible for severance benefits, including payments of a multiple of salary and target bonus (with the multiple ranging between one and two depending on the timing and whether in connection with a change in control) and potential accelerated vesting of certain equity awards (depending on the timing and whether in connection with a change in control).

The summary of the Employment Agreement is not complete and is qualified in its entirety by the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 7.01.    Regulation FD Disclosure.
On September 2, 2025, the Company issued a press release announcing the foregoing transition. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 7.01 by reference.

The information in this Current Report on Form 8-K is being “furnished” pursuant to Item 7.01 and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and is not incorporated by reference into any Company filing, whether made before or after the date hereof, except as shall be expressly set forth by specific reference in such filing and regardless of any general incorporation language in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Description
10.1	Employment Agreement by and between Rackspace Technology, Inc. and Gajen Kandiah, dated August 30, 2025.
99.1	Press Release dated September 2, 2025.
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RACKSPACE TECHNOLOGY, INC.

Date:	September 2, 2025	By:	/s/ Michael Bross
Michael Bross
Senior Vice President, Chief Legal Officer and Corporate Secretary